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                                                                    EXHIBIT 10.9

              SOFTWARE DEVELOPMENT, SERVICE AND LICENSE AGREEMENT

     THIS SOFTWARE DEVELOPMENT, SERVICE AND LICENSE AGREEMENT (the "Agreement") is entered into as of the date of the execution of this agreement between VIRTGAME.COM CORP., a Delaware corporation ("Virtgame"), and COAST HOTELS AND CASINOS, INC., a Nevada corporation ("Coast"). The Agreement shall not be effective unless and until approved by the Board of Directors of Coast at its January 17, 2000 meeting.

                                    RECITALS
                                    --------

     A. Virtgame is engaged in the business of offering over the Internet casino-style gaming operations and has successfully developed a web-based software platform that allows Virtgame to accept sports wagers over the internet from citizens of countries other than the United States of America.

     B. Coast is engaged in the business of operating land-based casinos licensed by the Nevada Gaming Commission ("Commission").

     C. Coast wishes to engage Virtgame to develop a web-based software platform and client interface that can be combined with Coast's existing and future sportsbook network and operating procedures in order to allow Coast to operate a closed loop intranet sports wagering system for individuals who are using computers located in the State of Nevada.

     D. Coast also wishes to obtain a non-exclusive 20 year license from Virtgame for the developed system and to enter into an agreement with Virtgame guaranteeing Coast that Virtgame will service (repair, upgrade and integrate) the software for a ten year period at a specified price.

     NOW THEREFORE, in consideration of the mutual covenants and promises of the parties, the sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. The Service.  Virtgame hereby agrees to develop, implement and install
         -----------
on behalf of Coast a web-based software platform and client interface that can be combined with Coast's existing and future sportsbook network and operating procedures in order to allow Coast to operate a closed loop intranet sports wagering system for individuals who are using computers located in the state of Nevada. ("the Service"). Virtgame shall make available to Coast (at Virtgame's wholesale cost), certain data processing machines and associated hardware and a nonexclusive license to Virtgame's proprietary PrimeLine\\(Tm)\\ ticket writer/cashier, administration, and server executable software for the Service (herein referred to as the "PrimeLine Software"). All machines and hardware made part of the Service shall be purchased at Coast's expense and, upon payment thereof by Coast, shall be the property of Coast. It is currently estimated that the cost of this hardware will be $45,000.

      2. License. In connection with its provision of the Service, Virtgame hereby grants Coast a nonexclusive and non-assignable 20 year license to the PrimeLine Software. Coast shall have the right to utilize the PrimeLine "source code" as necessary to make modifications to the
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                                                   DRAFT DATED NOVEMBER 17, 1999

system to further the business goals of Coast but shall have no right to disseminate the source code to any third party other than as necessary to modify the software platform to further the business goals of Coast. Any disclosure to a third party of the source code shall be accompanied by a "confidentiality agreement" to be supplied by Virtgame and agreed to by Coast. The "source code" shall be kept in escrow at Virtgame's attorneys' office at Oppenheimer, Wolff and Donnelly in Newport Beach, California, using a standard software escrow agreement provided by Virtgame and agreed to by Coast. Agreement with respect to the escrow agreement shall be a condition precedent to the effectiveness of this contract.

     3.   Duties and Responsibilities of Virtgame.
          ---------------------------------------

     3.1  General Description of the Service.  Virtgame shall be responsible for
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developing a web-based software platform to allow Coast to operate a closed loop intranet sports wagering system for individuals who are using computers located in the State of Nevada under performance standards that are at least equivalent to services currently offered by "Sports Xction" which operates at the Union Plaza Hotel in Las Vegas Nevada. Virtgame shall also be responsible for obtaining approval from the Nevada Gaming Commission to have such software installed for gaming licensees in the State of Nevada. Reports must be generated which comply with the requirements of the Nevada Gaming Control Board. Virtgame shall also assist Coast, at no additional charge, in integrating the closed loop intranet sports wagering system with any other software system used by Coast to operate writer/cashier and administration facilities.

Virtgame shall provide the following services:

     a.   General Features

            1. Internet Portal with Coast Storefront (interface with current homepage)

            2.   Server based homepage

            3.   User/Client Internet Interfaces and Accounts

            4.   Access Screening; Nevada Residents Only

            5.   Windows NT based Implementation

     b.   Internet Fixed-Odds Sports Portal

            1. Real-Time Update to sporting event with lines displayed/updated and selectable

            2.   User account definition and maintenance

            3.   Wagering and verification operating through a standard browser:
            Netscape or Explorer

            4. One Write feature that changes odds for both sides of a game (or total on game) with one push of a button

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                                                   DRAFT DATED NOVEMBER 17, 1999

                 5.   Must be able to take bets on round robins and parlays.

          c.   Back Office and Book Database

                 1.   Fixed-Odds Sports Betting Back Office and Database

                 2.   PC Windows NT-based hardware configurations

                 3.   Full suite of Gaming Control Board approved reports

                 4.   CD ROM report backup

                 5.   Graphic Users Interface

     The Service will be developed as described above, in accordance with the various standards and models, as may be modified by mutual written agreement of the parties. The relevant portions of Paragraph 3.1 may be superseded, as applicable, by the detailed specifications for each module of the Service as the parties may agree in writing from time to time.

     3.2  Services of Virtgame.  Virtgame agrees to:
          --------------------

                 (a) develop, test and implement a real-time interface between the PrimeLine Software, on the one hand, and Coast's existing or future ticket writer/cashier and administration facilities, on the other hand;

                 (b) provide overall monitoring of the volume of activity on the Service and related network connections to anticipate and facilitate provision of additional equipment as may be required from time to time; and


                 (c) provide technical and application level support to Coast in connection with its use of the Service.

     3.3. Timeline. Virtgame will perform the Services described in this paragraph and agree to have a working system installed for testing by the Nevada Gaming Control Board no later than June 15, 2000.

     4.   Duties and Responsibilities of Coast. Coast shall be responsible for
          ------------------------------------
procuring all governmental approvals and licenses to utilize the PrimeLine software in the acceptance of wagers and ensuring that the Service and its operation complies with all applicable Federal and state gaming laws. In addition, Coast shall:

                 (a) provide to Virtgame reasonable access to Coast's existing ticket writer/cashier and administration facilities throughout the term of this Agreement;

                 (b) provide Virtgame with the technical and other details about Coast's existing and future ticket writer/cashier and administration facilities and

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                                                   DRAFT DATED NOVEMBER 17, 1999

                 reasonable Coast staff resources necessary to allow Virtgame to design a client interface for its PrimeLine Software programs and combine that software platform with Coast's existing ticket writer/cashier and administration facilities;

                 (c) purchase additional equipment after the date of commencement of the Services, as necessary, according to the volumes of usage of the Service;

                 (d) verify and authorize all users of the Service for purposes of ensuring compliance with all applicable Federal and state gaming laws;

                 (e) develop and implement a marketing plan to promote the Service to existing and prospective Coast customers; and

                 (f) Permit Virtgame to conduct all "tests" required by the Gaming Control Board at one of the hotel-casino properties operated by Coast.

     In addition to the foregoing, Coast shall use its best efforts to assist Virtgame in marketing software systems similar to the Service to other land-based casinos. In connection therewith, Coast shall allow other land-based casinos access to the Service, upon reasonable advance notice, for purposes of observing the Service and its operation. In consideration of Coast's efforts under this paragraph, Virtgame shall pay to Coast ten percent (1 0%) of all software license fees received by Virtgame from Nevada land-based casinos up to an amount equal to the total amount of the Software Development and License Fees paid by Coast under Section 5. 1.

     5.   Fees and Expenses.  In consideration of its services hereunder, Coast
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shall pay Virtgame the following:

     5.1  Software Development and License Fee. A software development and
          ------------------------------------
license fee in the amount of $175,000 only upon the occurrence of the following conditions:

          (a)   successful installation of the system by Virtgame;

          (b)   written acceptance of the system by Coast; and

          (c) Coast being licensed to operate the system by the Nevada Gaming Commission.

     If the system does not operate as required by paragraph 3 herein, Coast has no obligation to make any payment to Virtgame and Virtgame shall not be entitled to any sums from Coast under any legal or equitable theory until such time as the system supplied by Virtgame, complies with the specifications set forth in paragraph 3.1 and the requirements of paragraph 5.1 herein.

     5.2  Monthly Maintenance Fees.  A monthly maintenance and servicing fee of
          ------------------------
$800 payable on the 15th day of each month after installation and acceptance. Virtgame shall be obligated to provide the monthly maintenance and servicing for the sum of $800 per month for a ten year period and may increase such amount on an annual basis by no more than the percentage

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                                                   DRAFT DATED NOVEMBER 17, 1999

increase in the Consumer Price Index for the Las Vegas metropolitan area. If Virtgame wishes to increase the service fee, written notice of such increase, within the parameters set forth herein, must be given to Coast at least 60 days before the fee increase. Coast may cancel the maintenance and service contract at any time upon 30 day written notice to Virtgame.

     6.   Termination A party may terminate this Agreement immediately upon
          -----------
giving written notice of termination to the other party upon the occurrence of any of the following events: (i) the other party failing to cure a material breach hereof committed by that party within 30 days after receiving written notice thereof, such notice to provide adequate description of the nature of the breach; (ii) the institution of proceedings by the other party under bankruptcy or insolvency laws, for corporate reorganization, receivership or dissolution, or similar proceedings; (iii) the pendency for more than 90 days of proceedings against the other party under bankruptcy or insolvency laws, for corporate reorganization, receivership or dissolution, or similar proceedings; (iv) the other party making a general assignment for the benefit of creditors; (v) the other party becoming insolvent; or (vi) either party ceasing to do business or to do business relevant hereunder.

     7.   Hold Harmless.  Virtgame and Coast mutually agree to hold each other
          -------------
harmless against any damages resulting from, but not limited to, data transmission delays, telecommunications errors, server failures, power failures, or any other event that brings about a disruption of the use of the Service, unless such damages are caused by the negligence of the other party.

     8.   Copyright and Licensing Rights.  Coast acknowledges and agrees that
          ------------------------------
the PrimeLine Software program is and shall remain the exclusive property of Virtgame, subject to the non-exclusive license and source code access granted under Section 2. Coast further acknowledges and agrees that the PrimeLine Software comprises trade secrets protected by copyright law. Coast agrees not to use, copy, modify or transfer any element of the PrimeLine Software except as expressly provided for herein. Specifically, Coast agrees that it shall not cause or allow the PrimeLine Software programs to be reverse engineered, decompiled or disassembled, nor shall Coast otherwise attempt in any fashion to obtain the source codes for the PrimeLine Software programs other than as provided in paragraph 2. Coast acknowledges that Virtgame shall own all right, title and interest in and to the PrimeLine Software program, along with the underlying intellectual property and all modifications, translations and improvements thereto.

     9.   Confidentiality
          ---------------

          9.1  Confidentiality Obligations.  During the term of this Agreement
               ---------------------------
and thereafter, except as specifically provided herein or to the extent reasonably necessary to perform its obligations or exercise or enforce its rights hereunder, neither party shall provide or disclose to any third party, or itself use, unless authorized in writing to do so by the other party or required by law, any information or matter that (i) constitutes or concerns the terms and conditions of this Agreement, (ii) is provided to it by the other party hereunder or as a result hereof, (iii) is owned by the other party as set forth in Section 8, or (iv) regards any dealings or negotiations with the other party related to this Agreement; provided, however, that the parties may consult with their respective officers, employees, accountants, counsel, agents and advisors

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                                                   DRAFT DATED NOVEMBER 17, 1999

with respect to such information and matters if said parties agree to abide by the terms and conditions of this Section 9.

          9.2  Limitation on Confidentially.  Except with respect to information
               ----------------------------
and matter constituting or concerning the terms and conditions of this Agreement or regarding any dealings or negotiations between the parties hereunder, the parties shall have no confidentiality obligation under Section 9.1 hereof with respect to any information or matter specified therein that (i) is already known to them, (ii) is rightfully disclosed to them by a third party that is not acting as an agent or representative for the other party, (iii) is independently developed by or for them, (iv) is publicly known, or (v) is generally utilized by unaffiliated third parties engaged in the same business or businesses as the parties. Any party claiming an exception to Section 9.1 hereof under this
Section 9.2 shall have the burden of proving the basis for the exception.

          9.3. Confidentiality Standards.  The parties shall follow the same
               -------------------------
procedures to ensure their compliance with the requirements of Section 9.1 hereof as they follow to protect their own confidential and proprietary information and matter of a similar nature.

          9.4. Injunctive Relief Each party shall be entitled to injunctive
               -----------------
relief to enforce the other party's compliance with the obligations contained in
Section 9.1 hereof, it being understood and agreed that the parties will not have an adequate remedy at law if such obligations are not complied with.

     10.  Miscellaneous
          -------------

          10.1 Relationship of the Parties.  The parties shall be independent
               ---------------------------
contractors hereunder and neither party shall have the power or authority to bind the other party with respect to any third party. Except as specifically provided herein, each party shall bear its own costs and expenses.

          10.2.  Effect of Agreement.  This Agreement embodies the entire
                 -------------------
understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, oral or written, relating thereto. Any amendment hereof must be in writing and signed by both parties.

          10.3.  Force Majeure.  Each party's performance hereunder is subject
                 -------------
to interruption and delay due to causes beyond its reasonable control such as acts of God, acts of any government, war or other hostility, the elements, fire, explosion, industrial or labor dispute, inability to obtain necessary supplies power failures, software failures, equipment failures, and telecommunication failures and the like. In the event of such interruptions or delays, the period of performance shall be extended for a period of time equal to the interruption or delay; provided, however, that, if any such interruption or delay continues for more than 90 days, the party whose performance is not affected may terminate this Agreement immediately upon giving written notice of termination to the other party.

          10.4   LIMITATION OF LIABILITY.  EXCEPT AS SPECIFICALLY
                 -----------------------
PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PROFITS LOST BY THE OTHER PARTY OR FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES

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                                                   DRAFT DATED NOVEMBER 17, 1999

SUFFERED BY THE OTHER PARTY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          10.5.  Limitation of Claims.  No claim, regardless of form, which in
                 --------------------
any way arises out of this Agreement or the parties' performance of this Agreement may be made, nor action based upon such a claim brought, by either party more than one year after the basis for the claim becomes known to the party desiring to assert it.

          10.6.  Assignment.  Neither this Agreement nor any part or portion
                 ----------
hereof shall be assigned, sublicensed or otherwise transferred by either party without the other party's prior written consent.

          10.7   Severability.  Should any provision of this Agreement be held
                 ------------
to be void, invalid, unenforceable or illegal by a court, the validity and enforceability of the other provisions shall not be affected thereby.

          10.8. Non-waiver. Failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision nor of the right to enforce such provision.

          10.9. Notices. All notices required to be given hereunder shall be given in writing by personal delivery or by overnight mail to Virtgame at 12625 High Bluff Drive, Suite 205A, San Diego, California 92130, Attention: Joseph R. Paravia or such other address as Virtgame may so designate, and to Coast at 4500 West Tropicana Ave., Las Vegas, Nevada 89103, Attention: President or such other address as Coast may designate, with a copy mailed to Barry Lieberman, Esq., General Counsel, 4500 West Tropicana Ave., Las Vegas, Nevada 89103. Notice shall be deemed given upon such delivery or when so mailed, respectively.

          10.10. Governing Law.  This Agreement shall be governed by and
                 -------------
construed under the laws of Nevada.

          10.11. Disputes.  The parties shall attempt to resolve all disputes
                 --------
arising out of this Agreement in a spirit of cooperation without formal proceedings. Any dispute which cannot be so resolved shall be subject to arbitration upon written demand of either party. Arbitration shall take place in Las Vegas, Nevada, or at another location if the parties so agree. The arbitration shall take place before an arbitration panel chosen as follows: The parties shall each choose an arbitrator, and the two arbitrators shall choose a third arbitrator and determine the third arbitrator's compensation. Each party shall have one veto over the choice of the third arbitrator. The three arbitrators shall schedule an informal proceeding, hear the arguments, and decide the matter by secret majority vote. Unless the arbitrators decide otherwise, each party shall pay the costs of its own arbitrator, and shall pay half of the other costs of the arbitration proceeding. Each party shall have the right to have the proceedings transcribed. The arbitrators shall not have the authority to award punitive damages or any other form of relief not contemplated in the contract. The majority of arbitrators shall render a written opinion setting forth the basis on which they arrived at the decision regarding each issue submitted to arbitration; the dissenting arbitrator, if any, shall not issue a dissenting opinion. Regarding each issue submitted to arbitration, the decision shall be final and binding only to the extent it is accompanied by a

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                                                   DRAFT DATED NOVEMBER 17, 1999

written explanation of the basis upon which it was arrived at. Judgment upon the award if any, rendered by the arbitrators may be entered in any court having jurisdiction thereof Should any legal action permissible under this agreement be instituted to enforce the terms and conditions of this agreement, in particular the right to collect money due on unpaid invoices, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses incurred at both the trail and appellate levels.

          10.12 Headings And Captions.  The headings and captions contained in
                ---------------------
this Agreement are inserted for convenience only and shall not constitute a part hereof.

          11.   Warranties and Representations.  Virtgame warrants as follows:
                ------------------------------

          (a) It has the legal authority and ability to enter into this Agreement and to license the software that is the subject of this agreement;

          (b) That for a period of one year from the date of installation the software installed shall be free from any defects;

          (c) If within the warranty period, any Software defect is discovered, Coast shall notify Virtgame of the defect. Within two business days of any receipt of written notice of a software defect to Virtgame, Virtgame shall repair the defect.

          (d) Virtgame will provide service under the warranty and under the maintenance agreement 12 hours per day, seven days per week. Non-emergency support via telephone access will be provided from 6 a.m to 6 p.m. Pacific Standard Time, seven days per week

     (e) It will indemnify Coast for all costs and attorneys fees incurred by Coast in connection with any claims of patent infringement by third parties against Coast arising from the operation by Coast of the Virtgame Primeline system. Coast shall notify Virtgame of any claim of infringement within 20 days after notice is received by Coast. Virtgame shall have the right to assume the defense of any action claiming infringement and will not be liable to indemnify Coast for costs and attorneys fees incurred by Coast after Virtgame notifies Coast of its decision to assume the defense of the infringement case.

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    IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives as of the day and year first written above.

                              "VIRTGAME.COM"

                        VIRTGAME.COM CORP.,
                         a Delaware corporation


                         By: ___________________________
                             J R. Paravia, Chief Executive Officer


                             "COAST"

                        COAST HOTELS AND CASINOS, INC.
                             a Nevada corporation


                         By:___________________________

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